Confidential        Execution Version

Dated 19 November 2015
_______________________
GOLAR LNG NB13 CORPORATION
as Seller
GOLAR LNG NB13 CORPORATION
as Bareboat Charterer
and
GOLAR LNG PARTNERS LP
GOLAR LNG LIMITED
as Guarantors
and
SEA 24 LEASING CO. LIMITED
as Buyer
SEA 24 LEASING CO. LIMITED
as Owner
COMMON TERMS AGREEMENT
in respect of financing for “GOLAR TUNDRA”

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Contents
Clause    Page

1	Definitions 1

2	Notices 28

3	English Translations 28

4	Partial Invalidity 28

5	Confidentiality 29

6	Counterparts 29

7	Law and Jurisdiction 29

Schedule - Administrative Details	30

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THIS COMMON TERMS AGREEMENT (this Agreement) is dated 19 November 2015 and made between:

(1)	GOLAR LNG NB13 CORPORATION as Seller;

(2)	GOLAR LNG NB13 CORPORATION as Bareboat Charterer;

(3)	GOLAR LNG PARTNERS LP and GOLAR LNG LIMITED as Guarantors;

(4)	SEA 24 LEASING CO. LIMITED as Buyer; and

(5)	SEA 24 LEASING CO. LIMITED as Owner.
WHEREAS

(A)	Golar Tundra and the Builder have entered into the Building Contract for construction works to be carried out in respect of the Vessel.

(B)
Not later than the Cancelling Date, Golar LNG NB13 Corporation as “Seller” will deliver the Vessel to Sea 24 Leasing Co. Limited as “Buyer” pursuant to the MOA, whereupon the Purchase Price will be made available.

(C)
Immediately upon Delivery of the Vessel by the Seller to the Buyer under the MOA, Sea 24 Leasing Co. Limited as “Owner” will deliver the Vessel to Golar LNG NB13 Corporation as “Bareboat Charterer” pursuant to the Bareboat Charter.

(D)
Golar LNG Partners LP and Golar LNG Limited as “Guarantors” will guarantee to the Owner the performance of Golar LNG NB13 Corporation’s obligations under the Bareboat Charter and the MOA (subject to the terms and conditions set out in the Bareboat Charter Guarantees).

IT IS HEREBY AGREED as follows:

1	Definitions

1.1	The following defined terms shall be applicable to the Common Terms Documents as applicable:
Acceptable Sub-Charter means, in respect of the Vessel, a time charter arrangement for a period exceeding five (5) years with an Acceptable Sub-Charterer in form and substance acceptable to the Owner acting reasonably on the basis, inter alia, that such time charter shall not • diminish, release or discharge any and all obligations and liabilities of the Bareboat Charterer, • affect, reduce or prejudice any rights, interests, benefits and remedies of the Owner under the Bareboat Charter and applicable laws, • impose upon the Owner any further obligations or liabilities other than those which expressly exist in the Bareboat Charter and which were known to the Owner on the date of the Bareboat Charter

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Acceptable Sub-Charter Guarantee means a guarantee or other security acceptable to the Owner to be provided to the Bareboat Charterer pursuant to an Acceptable Sub-Charter in form and substance acceptable to the Owner acting reasonably
Acceptable Sub-Charter Guarantor means a company acceptable to the Owner acting reasonably
Acceptable Sub-Charter Hire means hire payable under an Acceptable Sub-Charter in minimal amount to be agreed between the Owner and the Bareboat Charterer but in no event lower than 115% of the Charter-hire
Acceptable Sub-Charterer means a company acceptable to the Owner acting reasonably
Accounting Reference Date means 31 December or such other date as may be approved
Accounts Security Deed means the document constituting a first Security Interest by the Bareboat Charterer in each Operating Account in the agreed form.
Actual Purchase Price means the actual purchase price payable by the Buyer to the Seller on the Delivery Date in accordance with clause 5 of the MOA excluding, for the avoidance of doubt, the Initial Charter-hire.
Affiliate shall mean, in relation to any company or corporation, a Subsidiary of that company or corporation or a Holding Company of that company or corporation or any other Subsidiary of that Holding Company
Annual Financial Statements means audited consolidated annual financial statements for the Group as a whole
Approved Brokers has the meaning given to it in clause 41.3(c) of the Bareboat Charter
Approved Insurers has the meaning given to it in clause 41.3(c) of the Bareboat Charter
Approved Valuer means any company specified in the Approved Valuer List or any other company with similar expertise and qualifications appointed jointly by the Seller and the Buyer or, as the case may be, the Owner and the Bareboat Charterer
Approved Valuer List means any of Fearnleys, Braemar ACM Ship Broking and Clarksons Platou
Assignment of Time Charter Documents means the first priority assignment of Golar Tundra’s rights and interest under each Acceptable Sub-Charter and each Acceptable Sub-Charter Guarantee in respect of the Vessel executed by the Bareboat Charterer in form and substance satisfactory to the Owner acting reasonably
Assignment of Warranties means the absolute assignment of all of Golar Tundra’s rights, title and interest in and to Article XIII of the Building Contract

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Authority means any national, supranational, regional, or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction
Bareboat Charter means the bareboat charter in respect of the Vessel dated on or about the date hereof and entered into between the Owner and the Bareboat Charterer
Bareboat Charter Documents means the Bareboat Charter and the Bareboat Charter Guarantees
Bareboat Charter Guarantee means each full, on-demand irrevocable and unconditional guarantee provided by each Guarantor in favour of the Owner, to guarantee the performance of the Bareboat Charterer under the Bareboat Charter and the MOA and Bareboat Charter Guarantees means both of them
Bareboat Charterer means Golar LNG NB13 Corporation
Builder means Samsung Heavy Industries Co. Ltd., Korea, a company incorporated under the laws of Korea, having its registered office at 34th floor, Samsung Insurance Seocho Tower, 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea, 137-857
Builder’s Yard means any of the shipyards occupied or operated by the Builder or the Builder’s Affiliates in Korea.
Building Contract means the building contract dated 23 February 2012 (as amended) made between the Builder and Golar Tundra
Business Day means a day (other than Saturday or Sunday) on which banks are open for general business in Singapore, China and London and, if a payment in Dollars is to be made or would fall to be made by any person on that day, New York
Buyer means Sea 24 Leasing Co. Limited
Cancelling Date has the meaning given to that term in clause 4 of the MOA
Cash Equivalents means:

(a)	deposits with first class international banks the maturity of which does not exceed 12 months;

(b)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(c)	any other instrument approved by the Owner

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Change of Control occurs if:

(a)	the Parent ceases to, on an aggregate basis, directly or indirectly control at least 70% equity interest in Golar Tundra; and

(b)	two or more persons acting in concert or any individual person (other than the parent):

(i)	acquires, legally and/or beneficially and either directly or indirectly, in excess of 50% of the issued share capital (or equivalent) of the Parent; or

(ii)
have the right or ability to control, either directly or indirectly, the affairs of the Parent (other than through the right or ability to appoint the majority of the board of directors (or equivalent) of the Parent or, following appointment, any continuing right or ability to exercise such control through the directors so appointed).

For the purposes of this definition, two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in the Parent by any of them, either directly or indirectly to obtain or consolidate control of the Parent
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or evidenced to be, the subject of the Security Documents
Charter Documents means

(a)	the Bareboat Charter Documents and any other guarantee or security given to or issued for the benefit of the Owner by any person for the Bareboat Charterer’s obligations under them; and

(b)
any Acceptable Sub-Charter, any Acceptable Sub-Charter Guarantee and any other guarantee or security given to or issued for the benefit of the Bareboat Charterer by any person for the Acceptable Sub-Charterer’s obligations under them and in each case, includes any other deed, document, agreement or instrument amending, varying or supplementing any of the foregoing documents or any of the terms and conditions thereof
Charter-hire means either • the Fixed Interest Charter—hire or • the aggregate amount of the Fixed Charter-hire and the Variable Charter-hire payable in accordance with Clause 39 of the Bareboat Charter
Charter-hire Payment Date means each of the dates falling at three (3) calendar month intervals from the Delivery Date and the first Charter-hire Payment Date falling on the Delivery Date provided that should any Charter-hire Payment Date fall on a day other than a Business Day, such Charter-hire Payment Date shall be brought forward to the immediately preceding Business Day

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Charter Period means the period of charter of the Vessel under the Bareboat Charter which shall commence from (and including) the Delivery Date and shall terminate on the date which falls one hundred and twenty (120) calendar months after the Delivery Date unless otherwise terminated in accordance with the terms of the Bareboat Charter
Charterer’s Default means a default by the Bareboat Charterer which may constitute a Termination Event within the meaning of clause 44 of the Bareboat Charter
Class or Classification means the classification or class notation specified in clause 2 of the MOA with the relevant Classification Society or another classification approved by the Buyer or the Owner as the classification for the Vessel
Classification Society means Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies (IACS) or as requested by the Seller or the Bareboat Charterer and in each case approved by the Buyer or the Owner
CMBL means CMB Financing Leasing Co. Ltd.
Commercial Management Agreement means the management agreement dated 24 September 2013 between Golar Tundra and the Commercial Manager in respect of the commercial management of the Vessel
Commercial Manager means Golar Management Limited appointed by Golar Tundra to provide and oversee the commercial management of the Vessel in accordance with the scope of the Commercial Management Agreement but subject to the Commercial Manager providing a duly executed Manager’s Undertaking to the Owner
Common Terms Documents means together this Agreement, the Security Documents, the MOA and the Bareboat Charter Documents
Confidential Information means all information relating to an Obligor, the Group or the Transaction Documents of which Sea 24 Leasing Co. Limited and/or CMBL becomes aware in its capacity as, or for the purpose of becoming, the Buyer or the Owner or which is received by the Buyer or the Owner in relation to, or for the purpose of becoming the Buyer or the Owner under the relevant Transaction Documents from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(b)
is known by Sea 24 Leasing Co. Limited before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Buyer or the Owner after that date, from a source which is, as far as Sea 24 Leasing Co. Limited is aware, unconnected with the Group and which, in either case, as far

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as Sea 24 Leasing Co. Limited is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality
Consents means and includes consents, authorisations, licences, approvals, registrations with, declarations to or filings with, or waivers or exemptions from governmental or public bodies or regulatory authorities or courts
Consolidated Tangible Net Worth means, for the Group (on a consolidated basis), the total value of stockholders equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the most recent annual financial statements and quarterly financial statements of the Group delivered pursuant to clause 49(b) the Bareboat Charter.
Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including or referred to in any certificate relating to an Obligor delivered pursuant to the Bareboat Charter
Current Assets means, as at any date of determination, all of the short term assets of the Group determined in accordance with GAAP on a consolidated basis as shown in the balance sheet for the Group and calculated on the same basis as was applied in the Latest Accounts but using the information current as at the relevant date of determination
Current Liabilities means, as at any date of determination, all of the short term liabilities of the Group (less the current portion of long-term debt, the current portion of long-term capital lease obligations and mark to market swap valuations) determined in accordance with GAAP on a consolidated basis as shown in the balance sheet for the Group and calculated on the same basis as was applied in the Latest Accounts but using the information current as at the relevant date of determination
Delivery means the delivery of the Vessel:

(a)	in accordance with the terms of the MOA from the Seller to the Buyer; and

(b)	in accordance with the terms of the Bareboat Charter from the Owner to the Bareboat Charterer
Delivery Costs means the charges and costs for the registration of the title of the Vessel in the name of the Owner
Delivery Date means:

(a)
in respect of the MOA, the date on which Delivery actually occurs (calculated from 00:01 am of that date), estimated to be 24 November 2015, as evidenced by the relevant Protocol of Delivery and Acceptance, duly executed by the Seller and the Buyer under the MOA and the Owner and the Bareboat Charterer under the Bareboat Charter, such date to be no later than the Cancelling Date; and

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(b)
in respect of the Bareboat Charter, the date on which the Vessel is delivered by the Owner to the Bareboat Charter under the Bareboat Charter (calculated from 00:01 am of that date) as evidenced by the relevant Protocol of Delivery and Acceptance.

Demobilisation means all activities in relation to the transportation of the Vessel, personnel, equipment and supplies belonging to the Owner from the site where the Vessel is located including the disassembly of the Vessel from the other components of the FSRU facility and the removal and disconnection from the Vessel of any other marine facilities including but not limited to any pipelines, risers, flanges, cables, umbilicals, or any other related equipment or property not belonging to the Owner. Any Demobilisation is done at the risk, time and expense of the Bareboat Charterer
Dollars, USD, US Dollars, United States Dollars and US$ shall mean the lawful currency of the United States of America
Earnings means, in relation to the Vessel, all moneys whatsoever from time to time due or payable to the Bareboat Charterer during the Security Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) under each Acceptable Sub-Charter, all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Bareboat Charterer in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel
EBITDA means earnings before interest, tax, depreciation and amortization
Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, security interest or other encumbrance of any kind in each case, securing or conferring any priority of payment in respect of any obligation of any person and includes any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable law
Environment means all or either of air and sea (including any living organism supported by such media)
Environmental Claim means any formal claim, notice, prosecution, demand, action, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law which may reasonably be expected to result in a liability for an Obligor in respect of such matters that exceeds an amount of $5,000,000
Environmental Incident means any Spill from the Vessel in circumstances where:

(a)	the Vessel or either Manager or the Bareboat Charterer is reasonably likely to be liable for Environmental Claims arising from the Spill; and/or

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(b)	the Vessel is or may reasonably be expected to be arrested or attached in connection with any such Environmental Claim
Environmental Law means all or any relevant law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts of any applicable jurisdiction or of any applicable governmental authority or agency or any other regulatory or other body in any applicable jurisdiction relating to Environmental Matters
Environmental Licence means any permit, licence, authorisation, consent or other approval required at any time by any relevant Environmental Law for the operation of Golar Tundra’s business or in order for Golar Tundra to comply with its respective obligations under the Transaction Documents
Environmental Matters means the pollution, conservation or protection of the Environment
Fair Market Value means either • an amount in Dollars which is the arithmetic average of the Valuations prepared by the Approved Valuers as evidenced by the Valuation Certificates or • if only one Valuation has been prepared by an Approved Valuer, the amount in Dollars of such Valuation as evidenced by the Valuation Certificate
Fee Letter means the letter dated on or around the date hereof entered into between the Owner and the Bareboat Charterer in relation to fees payable in respect of the Common Terms Documents.
Finance Documents means:

(a)	the Bareboat Charter Documents;

(b)	the Security Documents;

(c)	the Fee Letter; and

(d)	any other documents designated as such by the Owner and the Bareboat Charterer at any time
Financial Indebtedness means Indebtedness in respect of:

(a)	money borrowed and debit balances at banks or other financial institutions;

(b)	any debt instrument;

(c)	acceptance credit facilities;

(d)	receivables sold or discounted (other than any receivables to the extent they are old on a non-recourse basis);

(e)	deferred payments for assets or services acquired (but not ordinary trade credit);

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(f)	finance leases and hire purchase contracts;

(g)	a counter-indemnity in respect of a guarantee given by a financial institution;

(h)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value will be taken into account);

(i)	any other transaction having the commercial effect of a borrowing; and

(j)	guarantees of Indebtedness of any person falling within any of (a) to (i) above
Financial Statements means the audited financial statements of the Group for the period ended on the relevant Accounting Reference Date
First Charter-hire means the first instalment of Charter-hire payable on the first Charter-hire Payment Date
Fixed Charter-hire shall have the meaning given to it in Clause 39.1(a) of the Bareboat Charter
Fixed Interest-hire shall have the meaning given to it in Clause 39.1 of the Bareboat Charter
Flag State means the Marshall Islands, or such other flag state of the Vessel as may be agreed between the parties in accordance with the Bareboat Charter
Free Liquid Assets means cash or Cash Equivalents freely available for use by the relevant Guarantor and/or any other Group Member for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents) notwithstanding any Security Interest, right of set-off or agreement with any other party, where any cash denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by CMBL as at any date of determination
FSRU means a LNG floating storage regasification unit
GAAP means, in relation to Golar Tundra and each Guarantor, generally accepted accounting principles and practices in the United States of America
General Assignment means a first priority assignment of the Earnings and Insurances in respect of the Vessel executed or to be executed by the Bareboat Charterer in favour of the Owner in the agreed form
GLNG means Golar LNG Limited, a company incorporated under the laws of Bermuda and whose registered office is at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton, HM 11, Bermuda

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Golar Eskimo means Golar Eskimo Corporation (incorporated in Republic of The Marshall Islands with registration number 60998) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
Golar Eskimo Transaction Documents means the “Transaction Documents” as defined in the Golar Eskimo Common Terms Agreement
Golar Eskimo Common Terms Agreement means the agreement dated 4 November 2015 between Golar Eskimo (in its capacities as seller and bareboat charterer) and Sea 23 Leasing Co. Limited (in its capacities as buyer and owner) in connection with the sale and leaseback financing of the Golar Eskimo Vessel
Golar Eskimo Vessel means the 160,000 cm3 FSRU named “Golar Eskimo “ in the name of the Golar Eskimo
Golar Eskimo Termination Event means any “Termination Event” as defined in the Golar Eskimo Common Terms Agreement
Golar MLP means Golar LNG Partners L.P., a limited partnership formed under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960
Golar OpCo means Golar Partners Operating LLC
Golar Tundra means Golar LNG NB13 Corporation (incorporated in Republic of the Marshall Islands with registration number 53184) where registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MM96960
Group means the Guarantors, Golar Tundra and their respective Subsidiaries
Group Member means any other entity which is a part of the Group.
Group Structure Chart means the group structure chart in the form provided by the Bareboat Charterer to the Owner
Guarantors means Golar MLP and GLNG
Hire Calculation Period means, in relation to any Variable Charter-hire, the period of time commencing from the Delivery Date and ending on the date falling three (3) calendar months after the Delivery Date, and each period of three (3) months thereafter from the last day of the preceding Hire Calculation Period
Holding Company shall mean, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary

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Incapacity means insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction of that entity (and, in the case of a partnership, includes the termination or change in the composition of the partnership)
Indebtedness means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent
Indemnified Person means:

(a)	Sea 24 Leasing Co. Limited; and

(b)	any Affiliate of Sea 24 Leasing Co. Limited
Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature
Initial Charter-hire means an amount in United States Dollars being 20% of the Purchase Price, which shall be deductible from the Purchase Price pursuant to Clause 5.1 of the MOA
Insolvency Event means:

(a)	Golar Tundra or any Guarantor becomes insolvent or unable to pay its debts;

(b)
Golar Tundra or any Guarantor is dissolved or enters into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; or any step is taken by any person with a view to any of those things;

(c)
Golar Tundra or any Guarantor ceases to carry on business, stops payment of its debts or any class of them or enters into any compromise or arrangement in respect of its debts or any class of them; or takes any step to do any of those things;

(d)	any judgment or order against Golar Tundra or any Guarantor is not stayed or complied with within 14 days;

(e)	any execution, distress, sequestration or other legal process is commenced against any of the assets of Golar Tundra or any Guarantor and is not discharged within 7 days; or

(f)	any steps are taken to enforce any security over any assets of Golar Tundra or any Guarantor
Inspection shall have the meaning given to it in Clause 4 of the MOA.

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Insurance Adviser means BankServe or any other reputable insurance consultant familiar with the market and with experience of assets of the same type to as the Vessel review the Insurances and the Finance Documents and to report to Sea 24 Leasing Co. Limited
Insurances means • any and all contracts and/or policies of insurance and any other contracts and/or policies of insurance required to be in place, taken out, effected and maintained according to any provisions of the Bareboat Charter, by or for the benefit of the Owner and/or the Mortgagee and/or the Bareboat Charterer (whether in the sole name of any of the foregoing, or in the joint names of all or some and/or either Manager or otherwise) in respect of the Vessel, her earnings or otherwise howsoever in connection therein; and • all rights, benefits and other assets relating to, or deriving from, any of the foregoing, including claims of whatsoever nature and return of premium
Insurance Notice in relation to the Insurances, a notice of assignment in the form scheduled to the General Assignment, each Manager’s Undertaking or in another approved form
Interbank Market means the London interbank market
Interest Rate means the aggregate annual rate of the Margin and three (3) months LIBOR
ISM Code means the International Safety Management Code for the Safe Operation of, Ships and for Pollution Prevention, as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code)
ISPS Code means the International Ship and Port Facility Security Code (as the same may be amended, supplemented or superseded from time to time and any regulations issued pursuant thereto)
Latest Accounts means the annual financial statements of the Group for the financial year ended 2014 delivered pursuant to the Bareboat Charter
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

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(d)	any reservations as to matters of law referred to in the legal opinions to be delivered to the Owner under clause 60.1 of the Bareboat Charter
LIBOR means either:

(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for a period of 3 months and as displayed on the “LIBOR 01” or “LIBOR 02” page on the Thomson Reuters screen (or any replacement the Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of the Thomson Reuters at or about 11:00 a.m. (London time) on the Quotation Day; or

(b)
if, on the Quotation Day, no such rate appears is available under paragraph (a), LIBOR shall be the arithmetic mean (rounded up to the nearest five (5) decimal places) of the respective offered rates quoted by leading banks to Sea 24 Leasing Co. Limited in the London interbank market for deposits in Dollars in an amount comparable to such sum for such period at or about 11:00 a.m. (London time) (or such other period as may be required under the Bareboat Charter (with Sea 24 Leasing Co. Limited notifying the Bareboat Charterer of such requirement promptly after the execution of the Bareboat Charter)) on the Quotation Day

Loss Payable Clauses means the provisions concerning payment of claims under the Vessel’s Insurances in the form scheduled to the General Assignment and each Manager’s Undertaking or in another approved form
Losses means all losses, liabilities, costs, charges, expenses, damages, fees and outgoings of whatsoever nature (including, without limitation, Taxes)
Major Casualty means any casualty to the Vessel for which the total insurance claim, inclusive of any deductible exceeds the Major Casualty Amount
Major Casualty Amount means US$5,000,000 (or the equivalent in any other currency)
Management Agreement means the Commercial Management Agreement and/or the Technical Management Agreement
Managers means the Technical Manager and the Commercial Manager and Manager means either of them.
Manager’s Undertaking means an undertaking duly executed by a Manager in form and substance acceptable to Sea 24 Leasing Co. Limited acting reasonably
Margin means 3.85% per annum

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Material Adverse Effect means in the reasonable opinion of the Owner, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of the Bareboat Charterer or any Guarantor; or

(b)	the ability of an Obligor to perform all or any of its obligations under the Transaction Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Finance Documents on the rights and remedies of Sea 24 Leasing Co. Limited under any of the Finance Documents.

MOA means the memorandum of agreement in respect of the Vessel entered into or to be entered into between the Seller and the Buyer in the agreed form
MLP means the transfer of all or any of the shares in Golar Tundra to Golar MLP and/or Golar OpCo in such proportions as Golar Tundra will notify the Owner
Mortgagee shall mean the person(s) to whom the Vessel is being mortgaged by the Owner (but with the prior approval of the Bareboat Charterer should such mortgagee be a direct market competitor of the Bareboat Charterer) and an international bank or other financial institution, having a rating of not less than BBB by Standard & Poor’s Rating Services or Baa by Moody’s Investor Service, Inc. or a controlled Affiliate of such international bank or such other financial institution
Net Debt means, on a consolidated basis, an amount equal to Financial Indebtedness (but excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price) minus Free Liquid Assets, as evidenced by the consolidated balance sheet for the Group from time to time
Net Sale Proceeds shall have the meaning given to it in Clause 45.6 of the Bareboat Charter
Nominee shall have the meaning given to it in Clause 62 of the Bareboat Charter
Obligors means Golar Tundra, the Guarantors, the Shareholder, and each Manager
Operating Account means each account to be opened in the name of the Bareboat Charterer with Nordea Bank Finland, London Branch or a third party bank acceptable to the Owner which the Bareboat Charterer and the Owner agree shall be the Operating Account
Outstanding Capital Balance means an amount of the Purchase Price less the Initial Charter-hire as the same may from time to time be reduced by payments of Fixed Charter-hire or the capital element of the Fixed Interest Charter-hire (as applicable) or otherwise pursuant to the terms of the Bareboat Charter

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Owner means Sea 24 Leasing Co. Limited
Owner’s Account means the interest-bearing account denominated in Dollars opened or to be opened in the name of the Owner which includes any sub-accounts or replacement or time deposit thereof (if applicable) and/or any other account designated in writing by the Owner to be an Owner’s Account for the purposes of the Bareboat Charter
Owner’s Default means a default by the Owner under the Bareboat Charter which may prevent the Bareboat Charterer from having use of the Vessel
Owner’s Loan Agreement means any loan agreement or loan agreements entered into or to be entered into between Sea 24 Leasing Co. Limited and the Mortgagee
Parent means the ultimate parent company of Golar Tundra being, prior to the occurrence of an MLP, GLNG or, after the occurrence of an MLP, Golar MLP
Parties means in relation to a document the signatories to such document and a Party means each of them
Perfection Requirements means the paying, making or the procuring of the appropriate registrations, taxes, fees, filings, endorsements, notarisation, stampings, translations and/or notifications in respect of the Security Documents as specifically referred to in any Finance Document or in any legal opinion delivered to the Owner pursuant to the Bareboat Charter or in connection with the entry into any Finance Document
Permitted Amendment means any amendment to any Acceptable Sub-Charter or any Acceptable Sub-Charter Guarantee which relates to matters of a purely technical or operational nature and which would not (in the reasonable opinion of the Owner) be expected to:

(a)	result in a material structural alteration to the Vessel or affect the safety or structural integrity thereof; or

(b)	result in any change in the amount (by way of reduction) or calculation of the Time Charter Hire; or

(c)	result in any material change in the method or timing of payment of the Charter-hire or the Time Charter Hire; or

(d)	result in any material change in the method of the measurement of the performance of the Bareboat Charterer or the Acceptable Sub-Charterer and/or the Vessel; or

(e)	result in any change to the charter term under the Acceptable Sub-Charter, if the Acceptable Sub-Charter is for a term of five year or more, to less than five years; or

(f)	result in any change in the identity of the Acceptable Sub-Charter Guarantor; or

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(g)	result in any breach of any Obligor’s obligations under the Finance Documents; or

(h)	result in any change to any counterparty to a Charter Document.
provided always that any such amendment to any Acceptable Sub-Charter anticipated in accordance with this definition shall only be permitted if on or before the date of any such amendment, Sea 24 Leasing Co. Limited shall have received in respect of amendments which are in the Owner’s opinion sufficiently important to warrant such confirmation, on terms satisfactory to it, evidence that the Acceptable Sub-Charter Guarantor has reconfirmed its obligations under the Acceptable Sub-Charter Guarantee and that the Acceptable Sub-Charter Guarantee continues in full force and effect together with such legal opinions as may be reasonably required in connection therewith.
Permitted Encumbrances means Encumbrances:

(a)
created pursuant to the Finance Documents and any Encumbrance arising from the own acts or defaults or claims against the Owner personally for which the Owner would not be entitled to indemnification under the Bareboat Charter;

(b)
for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such Encumbrance do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel;

(c)
liens arising in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel;

(d)
arising out of claims, judgements or awards against the Bareboat Charterer which are being contested in good faith or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been provided;

(e)	Permitted Liens; or

(f)	otherwise approved in writing by Sea 24 Leasing Co. Limited
Permitted Liens means:

(a)	liens for unpaid Master’s and crew’s wages in accordance with usual maritime practice;

(b)	liens for salvage; and

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(c)
liens for Master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation and repair of the Vessel,

provided such liens do not secure any item which is more than thirty (30) Days overdue (unless the overdue amount is being contested in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, the Vessel;
Pollutant means any substance whose release into the environment is regulated or penalised by relevant Environmental Laws
Prohibited Payment means:

(a)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or a breach of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other applicable law of any Relevant Jurisdiction or England and Wales; or

(b)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997

Project means, the construction, financing, purchase and operation of the Vessel as contemplated by and in accordance with the Transaction Documents
Project Authorisations means all licences, permits, approvals, filings, registrations, exemptions, authorisations and consents (other than Environmental Licences) necessary in connection with the Transaction Documents and/or the Project
Project Documents means the Building Contract, the Charter Documents and the Management Agreements and any other document(s) designated as such by Sea 24 Leasing Co. Limited and Golar Tundra at any time and any deed, document agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof
Protocol of Delivery and Acceptance means the protocol of delivery and acceptance evidencing delivery and acceptance of the Vessel duly executed by the parties thereto

(a)	under the MOA substantially in the form of Schedule 1 to the MOA; and

(b)	under the Bareboat Charter substantially in the form of Appendix I to the Bareboat Charter

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PRC means the People’s Republic of China
Purchase Obligation has the meaning given to it in Clause 49.4 of the Bareboat Charter
Purchase Obligation Price means an amount in United States Dollars equivalent to 37.5% of the Actual Purchase Price.
Purchase Option has the meaning given to it in Clause 50.1 of the Bareboat Charter
Purchase Option Date means the date falling on the third (3rd) anniversary of the Delivery Date and each of the dates falling at twelve (12) calendar months intervals thereafter, up to (and including) the expiry of the Charter Period; provided that should any Purchase Option Date fall on a date other than a Business Day, that Purchase Option Date shall be advanced to be the immediately preceding Business Day
Purchase Option Price means the price for exercising the Purchase Option, as set out in Appendix III to the Bareboat Charter
Purchase Price means the purchase price of the Vessel in accordance with Clause 3 of the MOA
Put Option shall have the meaning given to it in Clause 50.5 or 50.6 of the Bareboat Charter
Put Option Price shall have the meaning given to it in Clause 50.5 and 50.6 of the Bareboat Charter
Quiet Enjoyment Letters means:

(a)
the quiet enjoyment letter entered or to be entered into between the Owner, the Mortgagee and the Bareboat Charterer substantially in the form at Appendix IV to the Bareboat Charter or such other mutually agreeable terms as the parties may reasonably agree;

(b)
if applicable, any quiet enjoyment letter entered or to be entered into between any Nominee nominated by the Owner pursuant to Clause 62 of the Bareboat Charter, their mortgagee and the Bareboat Charterer substantially in the form at Appendix IV to the Bareboat Charter or such other mutually agreeable terms as the parties may reasonably agree;

(c)
the quiet enjoyment letter entered or to be entered into between the Owner and/or any Mortgagee (in relation to the Mortgagee, on a reasonable efforts only basis), the Bareboat Charterer and any Acceptable Sub-Charterer; and

(d)
if applicable, any quiet enjoyment letter entered or to be entered into between any Nominee nominated by the Owner and/or any Mortgagee (in relation to the Mortgagee, on a reasonable efforts only basis) pursuant to Clause 62 of the Bareboat Charter, the Bareboat Charterer and any Acceptable Sub-Charterer substantially in

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the form at Appendix IV to the Bareboat Charter or such other mutually agreeable terms as the parties may reasonably agree and Quiet Enjoyment Letter means any of them.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Interbank Market for currency, in which case the Quotation Day for that currency shall be determined by the Lender or the Owner in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days)
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document
Redelivery means the redelivery of the Vessel by the Bareboat Charterer to the Owner following termination of the Bareboat Charter
Redelivery Date means the date on which Redelivery of the Vessel occurs
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Vessel and Golar Tundra’s title to the Vessel under the laws of its Flag State
Regulation means any present or future law, regulation, request, requirement or guideline of any authority, whether or not it has the force of law (but, if it does not, with which the entity concerned habitually complies)
Relevant Jurisdiction means in relation to a party:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated; and

(c)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;
Requisition Compensation means any compensation paid or payable by a government entity for the requisition of title, confiscation or compulsory acquisition of the Vessel
Restricted Party means a person, entity or vessel:

(a)
that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of the European Union, the member states of the European Union, the United States of America and any authority acting

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on behalf of them (in each case, whether designated by name or by reason of being included in a class of person, vessel or entity);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to comprehensive country-wide sanctions administered or enforced by the European Union, the member states of the European Union, the United States of America or any authority acting on behalf of any of them and which attach legal effect to being domiciled, registered as located in, having its main place of business in, and/or being incorporate under the laws of such country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in paragraph(s) (a) and/or (b) above
Sanctions Authority means the European Union, the member states of the European Union and the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws
Sanctions Laws means any economic or financial sanctions laws and/or any regulations, trade embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority which are applicable to any and all Relevant Parties
Sanctions List means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority
Sea 24 Leasing Co. Limited means Sea 24 Leasing Co. Limited
Secured Obligations means any and all obligations and liabilities (whether actual or contingent, whether as principal, surety or otherwise, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) of the Bareboat Charterer under the Bareboat Charter
Security Documents means the following:

(a)	Share Security;

(b)	Bareboat Charter Guarantees;

(c)	Subordination Deed (if applicable);

(d)	Manager’s Undertakings;

(e)	General Assignment;

(f)	Assignment of Time Charter Documents;

(g)	Accounts Security Deed;

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(h)	Quiet Enjoyment Letters;

(i)	Vessel Buy Back Agreement; and

(j)	any other document designated a “Security Document” by the Parties to the Bareboat Charter
Security Interest means:

(a)	any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction;

(b)
any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to Financial Indebtedness and which has the same commercial effect as if security had been created over it; and

(c)	any right of set-off created by agreement
Security Period means the period commencing on the Delivery Date and continuing for as long as any moneys are owing actually or contingently under the Bareboat Charter and the Security Documents
Seller means Golar Tundra
Shareholder means GLNG
Shareholder Funding means any amount by way of Shareholder Loan provided by the Shareholder to Golar Tundra pursuant to a Shareholder Loan Agreement (and which shall be subordinated in all respects to all amounts owing to the Owner under the Finance Documents by a Subordination Deed or otherwise on terms acceptable to the Owner)
Shareholder Loan means any loan made or to be made by the Shareholder to Golar Tundra pursuant to a Shareholder Loan Agreement
Shareholder Loan Agreement means any shareholder loan agreement made or to be made between the Shareholder and Golar Tundra for the provision of a Shareholder Loan
Share Security means the document constituting a first Security Interest by the Shareholder, or, after the occurrence of an MLP, Golar OpCo and/or Golar MLP (as relevant) in favour of the Owner in the agreed form in respect of its shares in Golar Tundra
Spill means any actual spill, release or discharge of a Pollutant into the Environment
Subordination Deed means any deed of subordination in the agreed form executed or, as the context may require, to be executed by, amongst others, the Shareholder in favour of the Owner

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Subsidiary means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation
Tax means all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with any related interest and penalties (and “Taxes” and “Taxation” is construed accordingly)
Technical Management Agreement means the management agreement dated 21 June 2010 between the Technical Manager and the Commercial Manager in respect of technical management of the Vessel in the agreed form
Technical Manager means Golar Wilhelmsen Management AS appointed by Golar Tundra to provide and oversee the technical management of the Vessel in accordance with the scope of the Technical Management Agreement but subject to the Technical Manager providing a duly executed Manager’s Undertaking to the Owner
Termination Date means the date on which the Bareboat Charter is terminated pursuant to, and in accordance with, clause 44.1 of the Bareboat Charter
Termination Event means any of the events or circumstances described in clause 44 (Termination Events) of the Bareboat Charter
Termination Sum means the Owner’s actual and proven losses directly incurred as a result of any early termination of the Bareboat Charter as a result of a Termination Event in clause 44 of the Bareboat Charter which is continuing and which is to be calculated as being the aggregate of:

(a)	the full amount of the Outstanding Capital Balance;

(b)
all Variable Charter-hire, if any, due and payable but unpaid under the Bareboat Charter up to and including the Termination Date together with interest (as stipulated in Clause 39.6 of the Bareboat Charter) accrued thereon from the due date therefor to the Termination Date;

(c)
any default interest payable pursuant to Clause 39.6 of the Bareboat Charter being agreed by the Parties to be a genuine pre-estimate of the loss suffered by the Owner as a result of the termination and therefore not a penalty;

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(d)	any sums (other than Charter-hire) due and payable but unpaid under the Bareboat Charter together with interest accrued thereon up to and including the Termination Date; and

(e)
any and all Losses (including but not limited to reasonable legal and advisory fees or terminating any USD interest rate swaps (if any) incurred by the Owner as a result of its entering into the Bareboat Charter and the other Finance Documents and including without prejudice to the generality of the foregoing, all Losses incurred or suffered by the Owner in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures).

Time Charter Hire means hire payable in accordance with the terms of an Acceptable Sub-Charter.
Time Charterer’s Default means a default under a Time Charter by the Time Charterer which in the reasonable opinion of Sea 24 Leasing Co. Limited is likely to affect the Bareboat Charter
Total Loss means in relation to the Vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation, expropriation, nationalisation, seizure or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days
Total Loss Date means in relation to the Total Loss of the Vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(c)	the date notice of abandonment of the vessel is given to its insurers by Golar Tundra or Sea 24 Leasing Co. Limited; or

(d)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(e)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the relevant insurers;

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(f)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(g)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened
Total Loss Repayment Date means where the Vessel has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity
Transaction Documents means the Finance Documents, the MOA, the Project Documents and any other documents designated as such by the Owner and the Bareboat Charterer
Valuation means a desk top, charter free’ valuation prepared by an Approved Valuer in respect of the Vessel
Valuation Certificate means a certificate issued by an Approved Valuer to the Buyer or Owner (as the case may be) in respect of the Valuation
Variable Charter-hire shall have the meaning given to it in Clause 39.1(b) of the Bareboat Charter
Vessel means the 170,000 m3 FSRU (Samsung Hull No. 2056) named or to be named “GOLAR TUNDRA”
Vessel Buy Back Agreement means the vessel buyback agreement to be entered into between the Owner and the Bareboat Charterer in the form appended to the Bareboat Charter as Appendix II
Vessel Construction Price means US$285,000,000

1.2	Interpretation
In each of the Common Terms Documents and the other Finance Documents:

(a)	the table of contents, the summary and the headings are inserted for convenience only and do not affect the interpretation of the relevant Common Terms Document or other Finance Document;

(b)	references to clauses and schedules are to clauses of, and schedules to, the relevant Common Terms Document or other Finance Document;

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(c)
references to a person include an individual, firm, company, corporation, unincorporated body of persons, any government entity, any government entity, state or agency of that state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(d)	references to any person include its successors in title, permitted assignees and permitted transferees;

(e)	words importing the plural include the singular and vice versa;

(f)	references to a time of day are to Shanghai time, using the 24 hour clock (unless the context otherwise requires);

(g)
references to any enactment include that enactment as re-enacted; and, if an enactment is amended, any provision of any Common Terms Document or other Finance Document which refers to that enactment will be amended in such manner as the Buyer or the Owner (as relevant) after consultation with the Seller or the Bareboat Charterer (as relevant determines to be necessary in order to preserve the intended effect of the relevant Common Terms Document or other Finance Document.;

(h)	references to a provision of law or regulation shall be a reference to that provision as amended, supplemented, replaced or re-enacted;

(i)
assets includes present and future properties, assets, intellectual property rights, real property, personal property, rights, revenues, uncalled capital and any rights to receive, or require delivery of, or exercise direct control over any of the foregoing;

(j)
references to a Common Terms Document or other Finance Document or any other agreement or instrument is a reference to that Common Terms Document or other Finance Document or other agreement or instrument as it may from time to time be amended, re-stated, novated, however fundamentally;

(k)	an obligation means any duty, obligation or liability of any kind;

(l)	a term including shall be construed as meaning including without limitation;

(m)	approved means, as the case may be, approved in writing by the Owner (on such conditions as the Owner may impose) and approval and approve shall be construed accordingly;

(n)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

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(o)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:-

(ii)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(iii)	appoint or remove all, or the majority, of all directors or other equivalent officers of that entity; or

(iv)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(v)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(p)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(q)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by Sea 24 Leasing Co. Limited (with the relevant exchange rate of any such purchase being CMBL’s spot rate of exchange);

(r)	a government entity means any government, state or agency of state;

(s)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(t)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present, future actual or contingent;

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(u)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)
if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) and (ii) will only apply to the last month of any period;

(v)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel Ill Regulation;

(w)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(x)
(%4) the liquidation, winding up, dissolution, or administration of person or (%4) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(y)	a provision of law is a reference to that provision as amended or re-enacted; and

(z)	in an agreed form means:

(i)	where a document has already been executed, such document in its executed form; and

(ii)	prior to the execution of a document, the form of such document agreed in writing between Sea 24 Leasing Co. Limited and Golar Tundra is the form in which that document is to be executed.

2	Notices

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2.1
Any notice or other communication to a party to the Transaction Documents must be in writing. It must be addressed for the attention of such person, and sent to such address, fax number or email address as that party may from time to time notify to the other parties.

2.2	It shall be deemed to have been received by the relevant party on receipt at that address.

2.3	The initial administrative details of the parties are contained in the Schedule, but a party may amend its own details at any time by notice to the other parties.

3	English Translations

3.1	Any notice given under or in connection with the Transaction Documents must be in English.

3.2
Where any other document provided to the Owner under the terms of the Transaction Documents is not in English, that document must be accompanied by an English translation, certified to be an accurate translation of the original.

3.3	The English translation will prevail over the original document unless that document is a constitutional, statutory or other official document.

4	Partial Invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

5	Confidentiality
Sea 24 Leasing Co. Limited agrees to keep all Confidential Information confidential and not to disclose it to anyone, save by Sea 24 Leasing Co. Limited to the extent permitted by clause 58 (Confidentiality) of the Bareboat Charter, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

6	Counterparts
Each Transaction Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Transaction Document.

7	Law and Jurisdiction

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7.1	This Agreement and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

7.2
The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

7.3	The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary.

7.4
Clauses 7.2 and 7.3 are for the benefit of the Buyer and the Owner only. As a result, the Buyer and the Owner shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Buyer and the Owner may take concurrent proceedings in any number of jurisdictions

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Administrative Details

Party	Address	Fax Number	Attention
Seller / Bareboat Charterer	c/o Golar Management Ltd, 13th Floor, 1 America Square, 17 Crosswall, London EC3N 2LB, United Kingdom	44 0207 063 7901	Mr. Brian Tienzo
Buyer / Owner	c/o CMB Financial Leasing Co. Ltd 21F, China Merchants Bank Building, No. 1088, Lujiazui Ring Road, Shanghai, China 200120	86 21 6105 9992	Ms. Lu Chang
Guarantors	c/o Golar Management Ltd, 13th Floor, 1 America Square, 17 Crosswall, London EC3N 2LB, United Kingdom	44 0207 063 7901	Mr. Brian Tienzo

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SIGNATURE PAGES
SELLER
SIGNED by PERNILLE NORAAS    )    /s/ Pernille Noraas
For and on behalf of    )
GOLAR LNG NB13 CORPORATION    )
In the presence of ELIZABETH LORD    ) /s/ Elizabeth Lord
BAREBOAT CHARTERER
SIGNED by PERNILLE NORAAS    ) /s/ Pernille Noraas
For and on behalf of    )
GOLAR LNG NB13 CORPORATION    )
In the presence of ELIZABETH LORD    ) /s/ Elizabeth Lord
GUARANTOR
SIGNED by PERNILLE NORAAS    ) /s/ Pernille Noraas
For and on behalf of GOLAR LNG     )
PARTNERS LP
)
In the presence of ELIZABETH LORD
    ) /s/ Elizabeth Lord

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GUARANTOR
SIGNED by PERNILLE NORAAS    ) /s/ Pernille Noraas
For and on behalf of GOLAR LNG LIMITED    )
In the presence of ELIZABETH LORD    ) /s/ Elizabeth Lord
)
BUYER
SIGNED by Zhou Ling    ) /s/ ZHOU LING
For and on behalf of    )
SEA 24 LEASING CO. LIMITED    )
In the presence of    )
OWNER
SIGNED by Zhou Ling    ) /s/ ZHOU LING
For and on behalf of    )
SEA 24 LEASING CO, LIMITED    )
In the presence of    )

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